Exhibit 14(c)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement File No. 811-4264 on Form N-14 of Merrill Lynch California Municipal Bond Fund of Merrill Lynch California Municipal Series Trust of our report dated September 8, 2000 for Merrill Lynch California Limited Maturity Municipal Bond Fund (the "Fund") of Merrill Lynch Multi-State Limited Maturity Municipal Series Trust appearing in the July 31, 2000 Annual Report of the Fund. We also consent to the reference to us under the captions "COMPARISON OF THE FUNDS - Financial Highlights-LIMITED MATURITY FUND" and "EXPERTS" appearing in the Joint Proxy Statement and Prospectus, which is a part of this Registration Statement.


/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 23, 2001